Exhibit 99.1
TARGA RESOURCES PARTNERS LP PRICES $250 MILLION OF SENIOR NOTES
HOUSTON June 13, 2008 Targa Resources Partners LP (“Targa Resources Partners” or the “Partnership”) (NASDAQ: NGLS) and its subsidiary Targa Resources Partners Finance Corporation announced today an offering in the United States to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), to persons outside of the United States pursuant to Regulation S under the Securities Act, and to accredited investors in Canada pursuant to applicable private placement exemptions, of $250 million in aggregate principal amount of 8.25% senior unsecured notes due 2016 at an offering price equal to 100% of par.
The offering is expected to close on June 18, 2008, subject to customary closing conditions. The Partnership intends to use the net proceeds from the offering to repay borrowings under its senior secured credit facility.
The offering has not been registered under the Securities Act, or any state securities laws, and unless so registered, the securities may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. The senior unsecured notes are expected to be eligible for trading by qualified institutional buyers under Rule 144A and non-US persons under Regulation S. This announcement shall not constitute an offer to sell or a solicitation of an offer to buy any of these securities, except as required by law.
Forward-Looking Statements
Certain statements in this release are “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this release that address activities, events or developments that the Partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties, factors and risks, many of which are outside Targa Resources Partners’ control, which could cause results to differ materially from those expected by management of Targa Resources Partners.
Investor contact:
Matt Meloy
Vice President — Finance and Treasurer
713-584-1092